Exhibit 99.1


Contact:
Edward B. Rudner                          John McNamara
Online Vacation Center Holding Corp.      Cameron Associates
954-377-6400                              212-554-5485 or john@cameronassoc.com
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          Online Vacation Center Holdings Corp. Acquires Curves Travel


Plantation, FL, May 21, 2007 - Online Vacation Center Holdings Corp, an aggregator of diversified vacation sellers, today announced the acquisition of Tone & Travel, DBA Curves Travel, the licensed, travel Management Company of Curves International. Curves, the well known franchise fitness company for women has over 4 million members and is the largest fitness franchise in the world. Franchise Times also lists Curves as the eighth largest franchise company of any kind in the U.S. and tenth largest franchise company of any kind in the world.

Speaking of the acquisition, Ed Rudner, Chief Executive Officer of Online Vacation Center Holdings Corp. said, "Curves Travel has approximately 70,000 registered members and has the ability to target nearly 4 million members of the 10,000 Curves locations worldwide. This acquisition will allow us to market travel exclusively to a loyal customer under a well known brand. The combination of expertise and services that this acquisition represents will provide tangible benefits to our company, our agents, our suppliers, the Curves franchisee and the Curves member.

"We are also pleased to welcome Anne Marie Powell Moebes, Co-founder and President of Curves Travel, as well as a Curves franchisee, to our management team," continued Rudner. "Anne Marie has over 25 years of experience in all facets of the travel industry and has received numerous awards and recognitions for her leadership, innovative thinking and strategic marketing. As a Curves franchise owner, she also well understands the power of the Curves community and the loyalty of the Curves member. She has established strong relationships with some of the best quality travel providers in the business and will join ONVC and remain President of Curves Travel."

"I am delighted to become part of such an experienced, highly reputable, forward thinking management team at ONVC." said Anne Marie Moebes. "I am equally excited to be able to enhance the travel offerings, the level of expertise and the service that we can now offer Curves members through this combination. Curves Travel will now have the opportunity to grow to a whole new level by combining the right travel buyer demographics in 10,000 brick and mortar locations with the best in on-line travel marketing and retail operational experience. The Curves member has the demographics all travel suppliers are looking for and now has the opportunity to purchase travel from someone they trust and in any manner they wish.......either on-line or thorough our service center."

About Online Vacation Center Holdings
Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on building a network of diversified vacation sellers with a range of products that can be cross-sold to an extensive customer base. Target businesses will be financially and technologically sound and provide a high degree of personalized service to help customers research, plan and purchase a vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

ONVC-F


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